Exhibit 23.2


                         Consent Of Independent Auditors



     We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-92311) and this Registration Statement on Form S-8, each filed on behalf of DSET Corporation, of our report dated June 28, 2001, with respect to the financial statements of ISPsoft Inc. (a Development Stage Company) as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period March 30, 1999 (date of inception) to December 31, 1999 and for the period March 30, 1999 (date of inception) to December 31, 2000, included in the Current Report on Form 8-K of DSET Corporation dated February 7, 2002, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/ AMPER, POLITZINER & MATTIA P.A.
April 22, 2002
Edison, New Jersey